Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

November 14, 2017

Summit Midstream Partners, LP

1790 Hughes Landing Blvd, Suite 500

The Woodlands, Texas 77380

Ladies and Gentlemen:

We have acted as counsel to Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the offering and sale by the Partnership of 300,000 of its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) pursuant to that certain Underwriting Agreement dated November 9, 2017 (the “Underwriting Agreement”) by and between the Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (collectively, the “Underwriters”).

We refer to the registration statement on Form S-3 (Registration Statement No. 333-219196) with respect to the Series A Preferred Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The final prospectus supplement dated November 9, 2017 (the “Prospectus Supplement”), which together with the accompanying prospectus dated November 6, 2017 (together with the Prospectus Supplement, the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined (i) the Registration Statement and the Prospectus, (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 14, 2017 (the “Partnership Agreement”), (iii) the Underwriting Agreement, (iv) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), (v) partnership records and documents, (vi) certificates of the Partnership, certain of its affiliates and public officials, (vii) statutes and (viii) other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Summit Midstream Partners, LP	-2-	November 14, 2017

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Series A Preferred Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

The opinion set forth above is limited in all respects to the Delaware LP Act, the Delaware LLC Act and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and the federal laws of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated the date hereof. We also consent to the reference to our Firm under the heading “Validity of the Securities” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.